Exhibit 99.1

Hercules Capital Reports Third Quarter 2020 Financial Results

Net Investment Income provides 106% Coverage of Base Distribution Payout

Record Q3 New Debt and Equity Commitments and Total Fundings

Maintains Strong Liquidity of $465.1 Million

Undistributed Earnings Spillover of $78.2 Million, or $0.68(1) per Ending Shares Outstanding

Q3 2020 Financial Achievements and Highlights

●	Net Investment Income “NII” of $38.7 million, or $0.34 per share
●	Provides 106% coverage of base distribution payout
●	Total Investment Income of $70.3 million
●	Record Q3 new debt and equity commitments of $514.3 million, an increase of 113.1% year-over-year
●	Record Q3 total gross fundings of $265.5 million, an increase of 50.0% year-over-year
●	Unscheduled early principal repayments or “early loan repayments” of $190.8 million
●	$465.1 million of available liquidity, subject to existing terms and covenants
●	13.6% Return on Average Equity “ROAE” (NII/Average Equity)
●	6.4% Return on Average Assets “ROAA” (NII/Average Assets)
●	GAAP leverage of 111.4% and regulatory leverage of 102.9%(2)
●	Net Asset Value “NAV” increased to $10.26 from $10.19, up 0.7% from Q2 2020
●	12.6% GAAP Effective Yield and 11.3% Core Yield(3), a non-GAAP measure

Year-to-date ending September 30, 2020 Financial Highlights

●	NII of $115.0 million, or $1.03 per share, an increase of 11.4%, compared to $103.2 million for the nine months ending September 30, 2019

●	Total investment income of $211.9 million, an increase of 7.4%, compared to $197.3 million for the nine months ending September 30, 2019
●	New equity and debt commitments of $1.04 billion
●	Total fundings of $631.4 million
●	Net debt investment portfolio growth of $113.6 million
●	Unscheduled early loan repayments of $426.7 million

Footnotes:

(1)	$0.69 per Weighted Average Shares Outstanding
(2)	Regulatory leverage represents debt-to-equity ratio, excluding the Company’s Small Business Administration “SBA” debenture
(3)	Core Yield excludes early loan repayments and one-time fees, and includes income and fees from expired commitments

PALO ALTO, Calif., October 29, 2020 - Hercules Capital, Inc. (NYSE: HTGC) (“Hercules” or the “Company”), the largest and leading specialty financing provider to innovative venture, growth and established stage companies backed by some of the leading and top-tier venture capital and select private equity firms, today announced its financial results for the third quarter ended September 30, 2020.

“We delivered an unseasonally strong record third quarter of originations and fundings of $514 million and $266 million, respectively, while maintaining the overall strong credit quality of the debt investment portfolio,” stated Scott Bluestein, chief executive officer and chief investment officer of Hercules. “With a record debt investment portfolio and stabilizing core yields, our net investment income produced 106% coverage of our base shareholder distribution and allowed us to declare a $0.02 supplemental distribution on top of our base distribution to our shareholders.”

Bluestein added, “Looking forward, we will continue to vigilantly monitor our portfolio companies and their future liquidity needs as they address the economic uncertainty associated with the ongoing global health pandemic. With strong liquidity and conservative leverage, we are well positioned to help our management teams through this period of volatility and believe we will enter 2021 in a position of relative strength.”

Q3 2020 Review and Operating Results

Debt Investment Portfolio

Hercules delivered new debt and equity commitments totaling $514.3 million and gross fundings totaling $265.5 million.

During the third quarter, Hercules realized early loan repayments of $190.8 million, which along with normal scheduled amortization of $20.6 million, resulted in total debt repayments of $211.4 million.

The new debt investment origination and funding activities lead to net debt investment portfolio growth of $4.8 million during the third quarter, on a cost basis.

The Company’s total investment portfolio, (at cost and fair value) by category, quarter-over-quarter is highlighted below:

Total Investment Portfolio: Q3 2020 to Q2 2020

(in millions)	Debt	Equity	Warrants	Total Portfolio
Balances at Cost at 6/30/20	$2,278.9	$191.7	$30.8	$2,501.4
New fundings	262.5	1.0	2.0	265.5
Warrants not related to Q3 2020 fundings	—	—	0.1	0.1
Early payoffs(a)	(190.8)	—	—	(190.8)
Principal payments received on investments	(20.6)	—	—	(20.6)
Net changes attributed to conversions, liquidations, and fees	(46.3)	0.6	(4.1)	(49.8)
Net activity during Q3 2020	4.8	1.6	(2.0)	4.4
Balances at Cost at 9/30/20	$2,283.7	$193.3	$28.8	$2,505.8

Balances at Value at 6/30/20	$2,216.3	$125.7	$21.5	$2,363.5
Net activity during Q3 2020	4.8	1.6	(2.0)	4.4
Net change in unrealized appreciation (depreciation)	43.4	6.5	3.0	52.9
Total net activity during Q3 2020	48.2	8.1	1.0	57.3
Balances at Value at 9/30/20	$2,264.5	$133.8	$22.5	$2,420.8

(a)Early payoffs include $4.1 million of paydowns on revolvers during Q3 2020.

Debt Investment Portfolio Balances by Quarter

(in millions)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019

Ending Balance at Cost	$2,283.7	$2,278.9	$2,242.9	$2,170.1	$2,101.3

Weighted Average Balance	$2,217.0	$2,248.0	$2,178.0	$2,164.0	$2,061.0

Debt Investment Portfolio Composition by Quarter

(% of debt investment portfolio)	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019

First Lien Senior Secured	85.5%	83.5%	83.0%	84.0%	84.8%

Floating Rate w/Floors	97.9%	97.9%	97.8%	97.4%	97.6%

Effective Portfolio Yield and Core Portfolio Yield (“Core Yield”)

The effective yield on Hercules’ debt investment portfolio was 12.6% during Q3 2020, as compared to 12.2% for Q2 2020. The Company realized $190.8 million of early loan repayments in Q3 2020 compared to $85.4 million in Q2 2020, or an increase of 123.4%. Effective yields generally include the effects of fees and income accelerations attributed to early loan repayments, and other one-time events. Effective yields are materially impacted by the elevated or reduced levels of early loan repayments and derived by dividing total investment income by the weighted average earning investment portfolio assets outstanding during the quarter, which excludes non-interest earning assets such as warrants and equity investments.

Core yield, a non-GAAP measure, was 11.3% during Q3 2020, within the Company’s expected range of 11.0% to 12.0%, and decreased slightly compared to 11.5% in Q2 2020. Hercules defines core yield as yields that generally exclude any benefit from income related to early repayments attributed to the acceleration of unamortized income and prepayment fees and includes income from expired commitments.

Income Statement

Total investment income increased to $70.3 million for Q3 2020, compared to $69.2 million in Q3 2019, an increase of 1.6% year-over-year. The increase is primarily attributable to a higher average debt investment balance offset by lower core yields due to the impact of the Fed Funds cut in March 2020 between periods.

Non-interest and fee expenses were $15.0 million in Q3 2020 versus $15.4 million for Q3 2019. The decrease was due to lower general and administrative expenses offset by higher employee compensation expenses.

Interest expense and fees were $16.6 million in Q3 2020, compared to $15.0 million in Q3 2019. The increase was due to higher weighted-average borrowings between periods.

The Company had a weighted average cost of borrowings comprised of interest and fees, of 5.1% in Q3 2020, as compared to 5.1% for Q3 2019.

NII – Net Investment Income

NII for Q3 2020 was $38.7 million, or $0.34 per share, based on 113.5 million basic weighted average shares outstanding, compared to $38.9 million, or $0.37 per share, based on 104.3 million basic weighted average shares outstanding in Q3 2019. The decrease is attributable to a higher average debt investment balance offset by an increase in total operating expenses and lower core yields between periods.

Continued Credit Discipline and Strong Credit Performance

Hercules’ net cumulative realized gain/(loss) position, since its first origination activities in October 2004 through September 30, 2020, (including net loan, warrant and equity activity) on investments, totaled ($65.0) million, on a GAAP basis, spanning over 16 years of investment activities.

When compared to total new debt investment commitments during the same period of over $11.0 billion, the total realized gain/(loss) since inception of ($65.0) million represents approximately 59 basis points “bps,” or 0.59%, of cumulative debt commitments, or an effective annualized loss rate of 4.0 bps, or 0.04%.

Realized Gains/(Losses)

During Q3 2020, Hercules had net realized gains/(losses) of $(48.5) million primarily from gross realized losses of ($50.0) million, offset by gross realized gains of $1.5 million from the sale of the Company’s equity holdings.

Unrealized Appreciation/(Depreciation)

During Q3 2020, Hercules recorded $52.8 million of net unrealized appreciation, all of which was net unrealized appreciation from our debt, equity and warrant investments.

Portfolio Asset Quality

As of September 30, 2020, the weighted average grade of the debt investment portfolio, at fair value, improved to 2.22, compared to 2.30 as of June 30, 2020, based on a scale of 1 to 5, with 1 being the highest quality. Hercules’ policy is to generally adjust the credit grading down on its portfolio companies as they approach their expected need for additional growth equity capital to fund their respective operations for the next 9-14 months. Various companies in the Company’s portfolio will require additional rounds of funding from time to time to maintain their operations.

Additionally, Hercules may selectively downgrade portfolio companies, from time to time, if they are not meeting the Company’s financing criteria, or underperforming relative to their respective business plans.

As of September 30, 2020, grading of the debt investment portfolio at fair value, excluding warrants and equity investments, was as follows:

Credit Grading at Fair Value, Q3 2020 - Q3 2019 ($ in millions)
	Q3 2020		Q2 2020		Q1 2020		Q4 2019		Q3 2019
Grade 1 - High	$406.5	17.9%	$443.6	20.1%	$390.4	17.7%	$387.3	18.0%	$237.9	11.4%
Grade 2	$1,053.1	46.5%	$877.9	39.6%	$818.1	37.3%	$1,180.5	55.0%	$1,331.2	64.0%
Grade 3	$772.3	34.1%	$849.7	38.3%	$917.2	41.8%	$509.9	23.7%	$479.0	23.1%
Grade 4	$26.7	1.2%	$25.0	1.1%	$54.3	2.5%	$69.0	3.2%	$29.7	1.4%
Grade 5 - Low	$5.9	0.3%	$20.1	0.9%	$15.5	0.7%	$1.8	0.1%	$2.1	0.1%

Weighted Avg.	2.22		2.30		2.34		2.15		2.17

Non-Accruals

Non-accruals decreased as a percentage of the overall investment portfolio in the third quarter of 2020. As of September 30, 2020, the Company had five (5) debt investments on non-accrual with an investment cost and fair value of approximately $23.5 million and $6.2 million, respectively, or 0.9% and 0.3% as a percentage of the Company’s total investment portfolio at cost and value, respectively.

Compared to June 30, 2020, the Company had five (5) debt investments on non-accrual with an investment cost and fair value of approximately $61.1 million and $11.5 million, respectively, or 2.4% and 0.5% as a percentage of the total investment portfolio at cost and value, respectively.

	Q3 2020	Q2 2020	Q1 2020	Q4 2019	Q3 2019

Total Investments at Cost	$2,505.8	$2,501.4	$2,466.3	$2,402.0	$2,336.3

Loans on non-accrual as a % of Total Investments at Value	0.3%	0.5%	0.0%	0.0%	0.1%

Loans on non-accrual as a % of Total Investments at Cost	0.9%	2.4%	0.8%	0.4%	0.4%

Liquidity and Capital Resources

The Company ended Q3 2020 with $465.1 million in available liquidity, including $27.6 million in unrestricted cash and cash equivalents, and $437.5 million in available credit facilities, subject to existing terms and advance rates and regulatory and covenant requirements.

During the three months ending September 30, 2020, the Company did not sell any shares of common stock under the equity ATM program. During the nine months ending September 30, 2020, the Company sold approximately 6.0 million shares of common stock, which were issued under the equity ATM program, for total accumulated net proceeds of approximately $73.9 million, including $810,000 of offering expenses, all accretive to net asset value. As of October 26, 2020, approximately 16.2 million shares remain available for issuance and sale under the Equity Distribution Agreement.

Bank Facilities

As of September 30, 2020, there were $37.5 million in outstanding borrowings under the Hercules’ $400.0 million committed credit facility with Union Bank as Agent and no outstanding borrowings under the Hercules’ $75.0 million committed credit facility with Wells Fargo Capital Finance, for a total of $37.5 million.

Leverage

As of September 30, 2020, Hercules’ GAAP leverage ratio, including its Small Business Administration “SBA” debentures, was 111.4%. Hercules’ regulatory leverage, or debt-to-equity ratio, excluding its SBA debentures, was 102.9% and net regulatory leverage, a non-GAAP measure (excluding cash of approximately $27.6 million), was 100.6%. Hercules’ net leverage ratio, including its SBA debentures, was 109.0%.

Available Unfunded Commitments – Representing 9.7% of Total Assets

The Company’s unfunded commitments and contingencies consist primarily of unused commitments to extend credit in the form of loans to select portfolio companies. A portion of these unfunded contractual commitments are dependent upon the portfolio company reaching certain milestones in order to gain access to additional funding. Furthermore, the Company’s credit agreements contain customary lending provisions that allow us relief from funding obligations for previously made commitments. In addition, since a portion of these commitments may also expire without being drawn, unfunded contractual commitments do not necessarily represent future cash requirements.

As of September 30, 2020, the Company had $242.5 million of available unfunded commitments at the request of the portfolio company and unencumbered by any milestones, including undrawn revolving facilities, representing 9.7% of Hercules’ total assets. This increased from the previous quarter of $165.1 million of available unfunded commitments or 6.7% of Hercules’ total assets.

Existing Pipeline and Signed Term Sheets

After closing $514.3 million in new debt and equity commitments in Q3 2020, Hercules has pending commitments of $45.4 million in signed non-binding term sheets outstanding as of October 26, 2020. Since the close of Q3 2020 and as of October 26, 2020, Hercules has closed new debt and equity commitments of $85.8 million and funded $77.0 million.

Signed non-binding term sheets are subject to satisfactory completion of Hercules’ due diligence and final investment committee approval process as well as negotiations of definitive documentation with the prospective portfolio companies. These non-binding term sheets generally convert to contractual commitments in approximately 90 days from signing. It is important to note that not all signed non-binding term sheets are expected to close and do not necessarily represent future cash requirements or investments.

Net Asset Value

As of September 30, 2020, the Company’s net assets were $1.17 billion, compared to $1.16 billion at the end of Q2 2020. NAV per share increased 0.7% to $10.26 on 114.3 million outstanding shares of common stock as of September 30, 2020, compared to $10.19 on 114.2 million outstanding shares of common stock as of June 30, 2020. The increase in NAV per share was primarily attributed to the net change in unrealized appreciation and earnings exceeding the distribution paid in Q3 of $0.02 per share.

Interest Rate Sensitivity

Hercules has an asset sensitive debt investment portfolio with 97.9% of its debt investment portfolio being priced at floating interest rates as of September 30, 2020, with a Prime or LIBOR-based interest rate floor, combined with 97.1% of its outstanding debt borrowings bearing fixed interest rates, leading to higher net investment income sensitivity.

Based on Hercules’ Consolidated Statement of Assets and Liabilities as of September 30, 2020, the following table shows the approximate annualized increase/(decrease) in components of net income resulting from operations of hypothetical base rate changes in interest rates, such as Prime Rate, assuming no changes in Hercules’ debt investments and borrowings. These estimates are subject to change due to the impact from active participation in the Company’s equity ATM program and any future equity offerings.

(in thousands)	Interest	Interest	Net	EPS(2)
Basis Point Change	Income(1)	Expense	Income
(75)	$(53)	$(45)	$(8)	$-
(50)	$(53)	$(30)	$(23)	$-
(25)	$(53)	$(15)	$(38)	$-
25	$2,197	$15	$2,182	$0.02
50	$4,581	$30	$4,551	$0.04
75	$6,964	$45	$6,919	$0.06
100	$9,471	$60	$9,411	$0.08
200	$21,622	$121	$21,501	$0.19

(1)	Source: Hercules Capital Form 10-Q for Q3 2020
(2)

EPS calculated on basic weighted shares outstanding of 113,489. Estimates are subject to change due to impact from active participation in the Company's equity ATM program and any future equity offerings.

Existing Equity and Warrant Portfolio

Equity Portfolio

Hercules held equity positions in 55 portfolio companies with a fair value of $133.8 million and a cost basis of $193.3 million as of September 30, 2020. On a fair value basis, 31.1% or $41.6 million is related to existing public equity positions.

Warrant Portfolio

Hercules held warrant positions in 108 portfolio companies with a fair value of $22.5 million and a cost basis of $28.8 million as of September 30, 2020. On a fair value basis, 30.9% or $7.0 million is related to existing public warrant positions.

Portfolio Company IPO and M&A Activity in Q3 2020

IPO Activity

As of October 26, 2020, Hercules held warrant or equity positions in three (3) portfolio companies that had filed Registration Statements in contemplation of a potential IPO, including:

●	Three (3) portfolio companies filed confidentially under the JOBS Act.

●

In August 2020, Hercules portfolio company Oak Street Health, Inc. (NYSE: OSH), a fast-growing network of value-based, primary care centers for adults on Medicare, completed its initial public offering of 15.6 million shares of common stock at an initial public offering price of $21.00 per share on the New York Stock Exchange. Hercules initially committed $30.0 million in venture debt financing in August 2017 and an additional $50.0 million in April 2019.

●

In September 2020, Hercules portfolio company Palantir Technologies Inc. (NYSE: PLTR), a data analytics platform focused on the government and financial sectors, completed its direct listing at a reference price of $7.25 per share on the New York Stock Exchange. Hercules currently holds 2,085,421 shares of common stock as of September 30, 2020.

●

In September 2020, Hercules portfolio company Outset Medical, Inc. (NASDAQ: OM), a medical device company which provides a hemodialysis system for kidney diseases, completed its initial public offering of 9.0 million shares of common stock at an initial public offering price of $27.00 per share on the Nasdaq Global Market. Hercules committed $25.5 million in venture debt financing beginning in September 2013 and currently holds 38,243 shares of common stock and warrants for 62,794 shares of common stock as of September 30, 2020.

●

In October 2020, Hercules portfolio company Codiak BioSciences, Inc. (NASDAQ: CDAK), a clinical-stage biotech company focused on pioneering the development of exosome-based therapeutics as a new class of medicines, completed its initial public offering of 5.5 million shares of common stock at an initial public offering price of $15.00 per share on the Nasdaq Global Market. Hercules initially committed $25.0 million in venture debt financing in September 2019.

There can be no assurances that companies that have yet to complete their IPOs will do so.

M&A Activity

●

In July 2020, Hercules’ portfolio company Postmates Inc., a leader in on-demand food delivery, announced that it has reached a definitive agreement to be acquired by Uber Technologies, Inc. (NYSE: UBER), a ride-hailing company offering services that include peer-to-peer ridesharing, ride service hailing, and food delivery, for approximately $2.65 billion in an all-stock transaction. Hercules initially committed $20.0 million in venture debt financing in July 2018 and currently holds warrants for 189,865 shares of common stock as of September 30, 2020.

●

In August 2020, Hercules’ portfolio company Yumanity Therapeutics, Inc., a clinical-stage biopharmaceutical company that is developing disease-modifying therapies for neurodegenerative diseases, announced that they have entered into a definitive merger agreement with Proteostasis Therapeutics, Inc. (NASDAQ: PTI), a clinical-stage biopharmaceutical company developing small molecule therapeutics to treat cystic fibrosis and other diseases caused by dysfunctional protein processing. The combined company will operate under the name Yumanity Therapeutics, Inc. and trade on the Nasdaq Global Market under the ticker symbol “YMTX.” The transaction has been approved by the boards of directors of both companies. The merger is expected to close during the fourth quarter of 2020, subject to customary closing conditions, including the approval of the merger agreement by the shareholders of PTI. Hercules initially committed $20.0 million in venture debt financing in December 2019 and currently holds 73,110 shares of Class C Preferred Units, as of September 30, 2020.

●

In September 2020, Hercules’ portfolio company Patron Technology, Inc., a technology developer whose products help live event organizers create better experiences for attendees and deeper relationships with sponsors through a complete, data-driven event technology solution, announced that they have been acquired by Vector Capital, a private equity firm specializing in transformational investments in established technology businesses.

Subsequent Events

1.	As of October 26, 2020, Hercules has:

a.	Funded $77.0 million to new and existing commitments since the close of the third quarter 2020.

b.	Pending commitments (signed non-binding term sheets) of $45.4 million.

The table below summarizes the Company’s year-to-date closed and pending commitments as follows:

Closed Commitments and Pending Commitments (in millions)
January 1 – September 30, 2020 Closed Commitments(a)	$1,037.3
Q4 2020 Closed Commitments (as of October 26, 2020)(a)	$85.8
Year-to-Date 2020 Closed Commitments	$1,123.1
Q4 2020 Pending Commitments (as of October 26, 2020)(b)	$45.4
Year-to-Date 2020 Closed and Pending Commitments	$1,168.5

Notes:

a.

Closed Commitments may include renewals of existing credit facilities. Not all Closed Commitments result in future cash requirements. Commitments generally fund over the two succeeding quarters from close.

b.	Not all pending commitments (signed non-binding term sheets) are expected to close and do not necessarily represent any future cash requirements.

2.

Subsequent to September 30, 2020 and as of October 26, 2020, the Company sold 306,401 shares of its common stock under the 2020 Equity Distribution Agreement. As of October 26, 2020, 16.2 million shares remain available for issuance and sale under the 2020 Equity Distribution Agreement.

3.

On October 27, 2020, HT IV was licensed to operate as a Small Business Investment Company (SBIC) under the SBA. This additional license has a 10-year term. The Company will gain access to $175 million of capital through the SBA debenture program, in addition to its regulatory capital contribution of $87.5 million to HT IV which will be used for investment purposes, subject to the issuance of a capital commitment by the SBA and customary procedures.

Conference Call

Hercules has scheduled its third quarter 2020 financial results conference call for October 29, 2020 at 2:00 p.m. PT (5:00 p.m. ET). To listen to the call, please dial (877) 304-8957 (or (408) 427-3709 internationally) and reference Conference ID: 4431939 if asked, approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately three hours after the conclusion of the call and will remain available for seven days. To access the replay, please dial (855) 859-2056 or (404) 537-3406 and enter the passcode 4431939.

About Hercules Capital, Inc.

Hercules Capital, Inc. (NYSE: HTGC) is the leading and largest specialty finance company focused on providing senior secured venture growth loans to high-growth, innovative venture capital-backed companies in a broad variety of technology, life sciences and sustainable and renewable technology industries. Since inception (December 2003), Hercules has committed more than $11.0 billion to over 520 companies and is the lender of choice for entrepreneurs and venture capital firms seeking growth capital financing. Companies interested in learning more about financing opportunities should contact info@htgc.com, or call 650.289.3060.

Hercules’ common stock trades on the New York Stock Exchange (NYSE) under ticker symbol HTGC. In addition, Hercules has two retail bond issuances of 5.25% Notes due 2025 (NYSE: HCXZ) and 6.25% Notes due 2033 (NYSE: HCXY).

Category: Earnings

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You should understand that under Section 27A(b)(2)(B) of the Securities Act of 1933, as amended, and Section 21E(b)(2)(B) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to forward-looking statements made in periodic reports we file under the Exchange Act.

The information disclosed in this press release is made as of the date hereof and reflects Hercules’ most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Hercules believes that the assumptions on which these forward-looking    statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Hercules assumes no obligation to update the forward-looking statements for subsequent events.

Contact:

Michael Hara

Investor Relations and Corporate Communications

Hercules Capital, Inc.

650-433-5578

mhara@htgc.com

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

(dollars in thousands, except per share data)

	September 30, 2020	December 31, 2019
Assets
Investments:
Non-control/Non-affiliate investments (cost of $2,352,003 and $2,248,524, respectively)	$2,355,935	$2,232,972
Control investments (cost of $65,242 and $65,333, respectively)	55,092	59,746
Affiliate investments (cost of $88,584 and $88,175, respectively)	9,800	21,808
Total investments in securities, at value (cost of $2,505,829 and $2,402,032, respectively)	2,420,827	2,314,526
Cash and cash equivalents	27,554	64,393
Restricted cash	20,507	50,603
Interest receivable	19,506	20,207
Right of use asset	9,884	11,659
Other assets	5,723	580
Total assets	$2,504,001	$2,461,968

Liabilities
Accounts payable and accrued liabilities	$28,782	$30,306
Operating lease liability	9,753	11,538
SBA Debentures, net (principal of $99,000 and $149,000, respectively)(1)	98,668	148,165
2022 Notes, net (principal of $150,000 and $150,000, respectively)(1)	148,907	148,514
July 2024 Notes, net (principal of $105,000 and $105,000, respectively)(1)	103,869	103,685
February 2025 Notes, net (principal of $50,000 and $0, respectively)(1)	49,493	—
2025 Notes, net (principal of $75,000 and $75,000, respectively)(1)	73,256	72,970
June 2025 Notes, net (principal of $70,000 and $0, respectively)(1)	69,233	—
2033 Notes, net (principal of $40,000 and $40,000, respectively)(1)	38,582	38,501
2027 Asset-Backed Notes, net (principal of $200,000 and $200,000 respectively)(1)	197,521	197,312
2028 Asset-Backed Notes, net (principal of $250,000 and $250,000, respectively)(1)	247,579	247,395
2022 Convertible Notes, net (principal of $230,000 and $230,000, respectively)(1)	227,786	226,614
Credit Facilities	37,492	103,919
Total liabilities	$1,330,921	$1,328,919

Net assets consist of:
Common stock, par value	115	108
Capital in excess of par value	1,225,823	1,145,106
Total distributable earnings (loss)	(52,858)	(12,165)
Total net assets	$1,173,080	$1,133,049
Total liabilities and net assets	$2,504,001	$2,461,968

Shares of common stock outstanding ($0.001 par value, 200,000,000 authorized)	114,317	107,364
Net asset value per share	$10.26	$10.55

(1) The Company’s SBA Debentures, February 2025 Notes, June 2025 Notes, 2033 Notes, 2025 Notes, 2022 Notes, 2027 Asset-Backed Notes, 2028 Asset-Backed Notes, 2022 Convertible Notes, and July 2024 Notes, as each term is defined herein, are presented net of the associated debt issuance costs for each instrument.

HERCULES CAPITAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Investment income:
Interest income
Non-control/Non-affiliate investments	$64,403	$62,696	$192,408	$176,568
Control investments	740	1,055	2,117	3,119
Affiliate investments	232	493	609	1,740
Total interest income	65,375	64,244	195,134	181,427
Fee income
Commitment, facility and loan fee income
Non-control/Non-affiliate investments	2,985	3,591	10,692	11,069
Control investments	5	5	15	13
Affiliate investments	—	26	—	186
Total commitment, facility and loan fee income	2,990	3,622	10,707	11,268
One-time fee income
Non-control/Non-affiliate investments	1,974	1,372	6,085	4,602
Total one-time fee income	1,974	1,372	6,085	4,602
Total fee income	4,964	4,994	16,792	15,870
Total investment income	70,339	69,238	211,926	197,297
Operating expenses:
Interest	14,807	13,857	44,415	39,927
Loan fees	1,824	1,138	5,268	5,793
General and administrative
Legal expenses	673	1,586	2,563	4,212
Tax expenses	994	815	3,028	1,706
Other expenses	3,624	3,967	11,622	10,398
Total general and administrative	5,291	6,368	17,213	16,316
Employee compensation
Compensation and benefits	7,181	7,559	22,575	23,372
Stock-based compensation	2,522	1,443	7,477	8,716
Total employee compensation	9,703	9,002	30,052	32,088
Total operating expenses	31,625	30,365	96,948	94,124
Net investment income	38,714	38,873	114,978	103,173
Net realized gain (loss) on investments
Non-control/Non-affiliate investments	(48,501)	4,807	(41,393)	13,633
Total net realized gain (loss) on investments	(48,501)	4,807	(41,393)	13,633
Net change in unrealized appreciation (depreciation) on investments
Non-control/Non-affiliate investments	54,299	(26,351)	19,483	15,533
Control investments	646	2,489	(4,563)	421
Affiliate investments	(2,111)	(547)	(12,416)	(3,773)
Total net unrealized appreciation (depreciation) on investments	52,834	(24,409)	2,504	12,181
Total net realized and unrealized gain(loss)	4,333	(19,602)	(38,889)	25,814
Net increase(decrease) in net assets resulting from operations	$43,047	$19,271	$76,089	$128,987
Net investment income before investment gains and losses per common share:
Basic	$0.34	$0.37	$1.03	$1.03
Change in net assets resulting from operations per common share:
Basic	$0.38	$0.18	$0.68	$1.29
Diluted	$0.38	$0.18	$0.67	$1.29
Weighted average shares outstanding:
Basic	113,489	104,314	111,342	99,615
Diluted	113,744	104,655	111,590	100,043
Distributions paid per common share:
Basic	$0.32	$0.34	$1.04	$0.98